Exhibit 10.59

   Document AIOVtm-1997

Standard Form of Agreement Between Owner and Contractor

where the basis of payment is a STIPULATED SUM

AGREEMENT made as of the 18th day of August in the year of 2006

(In words, indicate day, month and year)

BETWEEN the Owner:

(Name, address and other information)

Diamond Jo Worth, LLC

777 Diamond Jo Lane

Northwood, IA 50459

and the Contractor:

(Name, address and other information)

Henkel Construction Company

208 East State Street

Mason City, IA 50401

The Project is:

(Name and location)

Diamond Jo Worth, Expansion Project

East Addition

Worth County, IA

The Architect is:

(Name, address and other information)

YWS Architects

5005 West Patrick Lane

Las Vegas, NV 89118

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

This document has been approved and endorsed by The Associated General Contractors of America.

The Owner and Contractor agree as follows.

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 8.

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§3.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

Date of commencement is August 21, 2006

If, prior to the commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:

§ 3.2 The Contract Time shall be measured from the date of commencement.

§ 3.3 The Contractor shall achieve substantial Completion of the entire Work not later than 228 days from the date: Per Article 3.1;

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any, requirements for earlier Substantial Completion of certain portions of the Work.)

“Substantial Completion” (or similar words such as “Substantially Complete” and any derivation there of) means that the following has occurred: The construction of the Project (other than exterior items if same cannot be completed due to adverse weather conditions) has been completed in accordance with this contract and the Contract Documents and in substantial compliance with all legal requirements pertaining  to Contractor’s Work so as to allow the Project to be utilized for its intended purpose, in each case, as reasonably determined by the Architect after consultation with the Contractor and the Owner (but without giving effect to any work to be completed by the Owner or any other person and/or any work for which the Contractor has no legal obligation to control, direct contractual relationship with, or responsibility to complete under the Contract.)

§3.3.1 The Contractor shall achieve Substantial Completion on or before the date which is 228 calender days after all items in Article 3.1, Paragraph 2 above have been satisfied. The Contractor acknowledges and agrees that time is of the essence as to such date of Substantial Completion and the Contractor and the Owner each agree that the damages to be suffered by the Owner for the Contractor’s failure to achieve Substantial Completion by said date are not susceptible to calculation. Accordingly, the Contractor and the Owner agree that the Stipulated Sum shall be reduced by an amount equal to $10,000 for each day that Substantial Completion extends beyond said date and the Owner acknowledges such liquidated damages shall be the only damages to be recovered by the Owner with respect to failure to achieve Substantial Completion by said date.  Adjustments to the Stipulated Sum as set forth in this section shall be by change order which shall be prepared by the Architect for signature by the Owner, the Contractor, and the Architect within 10 days after Substantial Completion.

Portion of Work                                                      Substantial Completion Date

, subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time or for bonus payments for early completion of the Work.)

ARTICLE 4 CONTRACT SUM

§4.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract.  The Contract Sum shall be Twelve-Million-Nine-Hundred-Eighty-Eight Thousand-Seven Hundred Twenty-Five and no/100 Dollars  ($12,988,725.00), subject to additions and deductions as provided in the Contract Documents.

§4.2 The Contract Sum is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

None

§4.3 Unit prices, if any, are as follows:

                Description                                           Units                      Price ($0.00)

ARTICLE 5 PAYMENTS

§5.1 PROGRESS PAYMENTS

§5.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by  the Architect, the Owner shall make progress payments on account of the Contract Sum to Contractor as provided below and elsewhere in the Contract Documents.

§5.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

§5.1.3 Provided that an Application for Payment is received by the Architect not later than the Tenth day of a month, the Owner shall make payment to the Contractor not later than the Thirtieth day of the same  month.  If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than Twenty (20) days after approval by the Owner’s project representative or project representative’s designee.

§5.1.4 Each Application for Payment shall be based on the most recent schedule of values approved by the Contractor, the Architecture, the Owner and the Owner’s Representative in accordance with the Contract Documents.  The schedule of values shall allocate the entire Contract Sum among the various portions of the Work.  The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect and the Owner’s Representative may require.  This schedule, unless objected to by the Architect or Owner, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

§5.1.5 Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the period covered by the Application for Payment.

§5.1.6 Subject to the other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1               Take that poriton of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of See 5.1.6.5 And 5.1.6.6 Below.  Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.8 of AIA Document A201-1997;

.2               Add that portion of the Contract Sum properly allocate to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of     See 5.1.6.5 And 5.1.6.6 Below;

.3               Subtract the aggregate of previous payments made by the Owner; and

.4               Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201-1997.

.5               Retainage withheld on all individual Subcontractors shall be Ten Percent (10%) until their Subcontracts are Fifty-Percent (50%) complete after which no further retainage will be held,

.6               Retainage shall be (0%) on all labor, materials, and equipment, for portions of work performed by Contractor.

.7               Retainage on Contractors fee amount only as set forth in Schedule of Values shall be 10% of Contractor fee until project is 50% complete after which no further retainage will be held.

§5.1.7 The progress payment amount determined in accordance with Section 5.1.6 shall be further modified under the following circumstances:

.1               Add, upon Substantial Completion of the Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less such amounts as the Architect shall determine for incomplete Work, retainage applicable to such work and unsettled claims; and  (Section 9.8.5 of AIA Document A201-1997 requires release of applicable retainage upon Substantial Completion of Work with consent of surety, if any.)

.2               Add, if final completion of the Work is thereafter materialy delayed through no fault of the Contractor, any additional amounts payable in accordance with Section 9.10.3 or AIA Document A201-1997.

§5.1.8 Reduction or limitation of retainage, if any, shall be as follows:

§5.1.9 Except with the Owner’s prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§5.2 FINAL PAYMENT

§5.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1               the Contractor has fully performed the Contract except for the contractor’s responsibillity to correct Work as provided in Section 12.2.2 or AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final poayment; and

.2               a final Certificate for Payment has been issued by the Architect.

§5.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 dyas after the issuance of the Architect’s final Certificate for Payment, or as follows:

ARTICLE 6  TERMINATION SUSPENSION

§6.1 The Contract may be terminated by the Owner or the Contractor as provided in Article 14 or AIA Document A201-1997.

§6.2 The Work may be suspended by the Owner as provided in Article 14 or AIA Document A201-1997.

ARTICLE 7 MISCELLANEOUS PROVISIONS

§7.1 Where reference is made in this Agreement to a provision of AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§7.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

Twelve percent (12.00%) APR

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

§7.3 the Owner’s representative is:

(Name, address and other information)

Kevin Fontenot-Executive Director Construction and Development

Diamond Jo Worth, LLC

777 Diamond Jo Lane

Northwood, IA 50459

§7.4 The Contractor’s representative is:

(Name, address and other information)

Alan Kittleson, Project Manager

Henkel Construction Company

208 East State Street

Mason City, IA 50401

§7.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days written notice to the other party.

§7.6 Other provisions:

See Attachment “A”-Diamond Jo Worth Expansion Project-East Addition Executed Stipulated Sum Proposal (the “Proposal”) Dated August 8, 2006. Conflicts among such Proposal and the other Contract Documents shall be resolved in favor of the Proposal.

See Exhibit “A”-Insurance, Indemnification, Bonding, and Waiver of Subrogation

ARTICLE 8 ENUMERATION OF CONTRACT DOCUMENTS

§8.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

§8.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A101-1997.

§8.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.

§8.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated           , and are as follows

Document                                                              Title                                       Pages

None

§8.1.4 The Specifications are those contained in the Project Manual dated as in Section 8.1.3, and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Title of specifications exhibit:  None

§8.1.5 The Drawings are as follows, and are dated                unless a different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Title of Drawings exhibit: See Attachment “A”-Diamond Jo Worth Expansion Project-East Addition Executed Stipulated Sum Proposal dated August 8, 2006.

§8.1.6 The Addenda, if any, are as follows:

Number                                                 Date                                        Pages

None

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 8.

§8.1.7 Other documents, if any, forming part of the Contract Documents are as follows:

See Attachment “A”-Diamond Jo Worth Expansion Project-East Addition Executed Stipulated Sum Proposal Dated August 8, 2006.

See Exhibit “A”-Insurance, Idemnification, Bonding, and Waiver of Subrogation

This Agreement is entered of the day and year first written above and is executed in at least three origional copies, or which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

/s/ Kevin B Fontenot	/s/ Thomas R. Schaefer
OWNER (Signature)	CONTRACTOR (Signature)

Kevin B. Fontenot	Thomas R. Schaefer, President
(Printed name and title)	(Printed name and title)
Ex. Dir. Dev./Const.

208 East State Street, P.O. Box 920
Mason City, Iowa 50402-0920
641-423-5674 641-423-9244 fax
www.henkelconstruction.com

Attachment “A”
Diamond Jo Worth Expansion Project
East Addition
Executed Stipulated Sum Proposal
August 8, 2006

August 8, 2006

Mr. Michael Luzich
Diamond Jo Worth, LLC
777 Diamond Jo Lane
Northwood, IA 50459

SUBJECT:	Stipulated Sum Price Proposal
Diamond Jo Worth Casino East Expansion
Worth County, IA

Dear Michael:

Our stipulated sum price for the East Expansion to the Diamond Jo Worth Casino in Worth County, IA is $12,988,725.00.  In addition, we propose that Henkel Construction Company’s Substantial Completion for the project’s east addition phase will be achieved 228 calendar days after August 21, 2006, based upon authorization of this letter by August 8, 2006 and receiving completed design information as detailed below.  Liquidated Damages shall be at the rate of $10,000.00 per day.  The west addition will start after the east addition with individual construction sequences flowing from east to west sequentially.  Substantial Completion of the west addition will follow Substantial completion of the east and will occur 248 calendar days from August 21, 2006 based upon Owner’s authorization to proceed by August 21, 2006 and the scheduled design delivery dates listed below:

•                                          Structural steel frame and metal deck- East Shell Space Area (long lead times and on critical path) - July 31, 2006.

•                                          Structural steel frame and metal deck- West Addition (long lead times and on critical path) - July 31, 2006.

•                                          Bar joists and roof trusses- East Shell Space Area - July 31, 2006.

•                                          Bar joists and roof trusses- West Addition - July 31, 2006.

•                                          Completed envelope design (including steel studs, wall siding, details for connection to existing Casino and roofing) - East Finished Area and Shell Space - August 14, 2006.

•                                          Completed envelope design (including steel studs, wall siding, details for connection to existing Casino and roofing) - West Addition - August 14, 2006.

•                                          Electrical switchgear (long lead time after approval) - July 25, 2006.

•                                          Specialty light fixture schedule and quantities- August 7, 2006 - Specialty light fixtures are to be the same as those used in the original Casino, with the exception of : (1) wagon wheel chandeliers that will be fitted with upper shields and (2) Spot lights at casino floor that will be AD-10 Domes by Ark Lighting.

•                                          Long lead interiors such as Formglas and any specialty millwork.  Contractor will submit shop drawings similar to those approved for the Formglas materials used in the original project by August 12, 2006.  Architect will complete review and return approved with comments within 14 calendar days from date of receipt.

•                                          The Stage Bar and Poker Room Bar- Design August 4, 2006, rough in requirements August 15, 2006.

•              Complete sitework drawings - East Addition - August 7, 2006.

•              Complete sitework drawings - West Addition - August 14, 2006.

•              80% Construction Documents - East and West Additions - August 21, 2006.

•              100% Construction Documents - East and West Additions - September 15, 2006.

PLEASE NOTE:  Substantial Completion of the west addition may vary from the above if food service lead times are not consistent with our assumptions.  Scheduling for the west side does not include actual subcontractor vendor input so far.

The following items or notes are included as part of our Stipulated Sum proposal.

•                                          Documents used to determine the stipulated sum include the “Floor Plan” (dated July 28, 2006) and “Elevations” (dated July 28, 2006) as prepard by YWS Architects.

•                                          The form of agreement for this project will be an AIA A101 Stipulated Sum contract.  All terms and conditions will be consistent with those negotiated in our previous agreement for the original Diamond Jo Worth Casino project except as clarified below.

•                                          Progress payments and retainage shall be consistent with the terms of our previous agreement for construction of the original Diamond Jo Worth project.

•                                          Contractor’s Fee for all additive Change Orders shall be three and one half percent (3.5%) and minus three and one half percent (3.5%) for all deductive Change Orders.

•                                          Self performed labor on Change Orders will be invoiced at the hourly rates listed below.  Overtime (hours worked over forty per individual in a single week) will be invoiced at 1-1/2 times the hourly rates listed below.

                •              Superintendent - $62.00 per hour.

                •              Finish Carpenter - $50.00 per hour.

                •              Carpenter - $47.00 per hour.

                •              Steel Erector - $62.00 per hour.

                •              pre-cast Erector - $50.00 per hour.

                •              Certified Welder - $62.00 per hour.

                •              Concrete Finisher - $50.00 per hour.

                •              Laborer - $38.00 per hour.

                •              Operator - $56.00 per hour.

                •              Project Engineer - $75.00 per hour.

                •              Administrative Assistant - $42.00 per hour.

•                                          Equipment owned by Henkel Construction Company on Change Orders will be invoiced at Green Book rates.

•                                          Equipment rented by Henkel Construction Company on Change Orders will be invoiced at the rental cost plus three and one half percent (3.5%) fee.

•                                          Proof of financing acceptable to Contractor will be provided to Contractor prior to project commencement.

•                                          Duplicate records and partial lien releases shall not be required as a condition of payment.

•                                          Owner shall be responsible for establishing inspection authority and criteria for managing inspections required to obtain Certificate of Occupancy.  Contractor will aid in coordination and ordering of inspections as directed by Owner’s Inspecting Authority.

•                                          Contractor will assist in acquiring appropriate Department of Natural Resources (DNR) approvals and permits required to begin construction activities, but Owner will be responsible for acquisition of same and construction commencement shall not occur until all required financing and permits are in place.

•                                          Insurances consistent with those provided for the original Diamond Jo Worth Casino project. They will include underline coverage of $2,000,000.00 per project and aggregate excess/umbrella liability per project of $8,000,000.00.

•                                          Performance and Payment Bonds.

•                                          Separate office trailers for Contractor and Owner/Architect use located per Attachment “A” - Site Utilization Plan.

•                                          Temporary utility services for electricity, water, and gas as well as construction utility consumption costs for electricity, water and heat.  Temporary utilities will not be supplied from existing Casino switchgear, propane service lines, etc.  We include payment for utilities and Substantial Completion.

•                                          The Owner’s Representative will be on site every week and Architect’s authorized Representative will be on site and available for Contractor questions, expediting shop drawing review and approval, and coordination a minimum of one full day every 2 weeks for the first 120 calendar days of the project.

•                                          It is assumed that the east exterior wall of the existing Casino will remain until the addition shell is completed and weather tight before any openings in that wall or partial removal will take place.

•                                          Security associated with the construction site as required per Contractor’s discretion.

•                                          Emergency exiting and employee entering will be achieved by Hall 128, which will be constructed in advance of the surrounding structure.  We do not include any other provisions for exiting or entering the existing Casino during construction.

•                                          Relocating existing 8” drain tile under east parking lot.

•                                          GPS surveying as part of the earthwork.  Earthwork scope of work shall be established with points and grades established by Owner.  Survey and/or layout service is excluded.  This service will be completed by Yaggy Colby Associates or others in a contract direct with the Owner.

•                                          Excavation to a depth of 6’-3” below Casino finished floor at the low foundation (a.k.a. Wet Basement).  Any additional excavation or backfill required due to wet soil, unforeseen subsoil conditions, or for any other reason is excluded.

•                                          Hauling of excavation spoils and stockpiling only (leveled, drained and seeded) to the Owner controlled site south of County Road 105 via temporary haul road located on the new property to the north (see Attachment “A” - Site Utilization Plan).

•                                          Chain link fence with gates at the Electrical Yard for generators and transformers.  We include relocating and painting existing pipe bollards (18 each) if deemed re-useable in owner’s discretion for the transformer and relocated generators and providing new bollards (6 each) for the new generator.

•                                          Pre-cast concrete systems consistent with design for existing Casino.  We have not included provisions for pre-cast to support cranes or other heavy loads and will require the work and staging areas etc. as indicated on Attachment “A” - Site Utilization Plan.

•                                          Painted steel pipe handrail at exterior steps and handicap ramps.  We do not include architectural handrail or handrail with integral lights.

•                                          Relocating existing Poker Room wall panels.  We include purchase of new panels only as required to accommodate the 1’-0” adjustment in ceiling height.

•                                          Roofing materials as follows.

                                                •              EPDM at main East Expansion.  We do not include EPDM or other roofing or insulation under the Barn Element.

                                                •              Corrugated metal at East Vestibule and “Porch”.

•                                          Relocating existing (4 pair) and providing new (4 pair) aluminum doors/operators at East Vestibule.  All relocated and new aluminum doors to receive tinted glass.  Relocate the automatic accessible door openers and controls at East Vestibule.

•                                          Relocating components of existing pony walls and bollards at East Vestibule.

•                                          Fire-rated drywall enclosures around steel columns (in lieu of sprayed-on fireproofing) for main east expansion.

•                                          Sprayed fireproofing for East Vestibule and tube steel for brace frames.

•                                          Interior floor finishes as follows.

•                                          Non-slip quarry tile at Entertainment Bar Expansion (employee side), New Entertainment Service Bar, New Bar (employee side), New Service Bar and New Restrooms.

•                                          Wood at New Dance Floor, New East Entrance, Entertainment Bar Expansion (public side) and New Bar (public side).

•                                          VCT at IT Room, Electrical Room and Equipment Room Expansion.

•                                          Linoleum at Card Storage and Stage Access.

•                                          Rubber at Entertainment Stage Expansion.

•                                          Installation of Casino carpet, pad and base furnished by Owner at New Slot Area, New Live Gaming Area, New Poker Room, New High Limit Gaming and Hallway in Shell Space.  All carpet base shall be delivered with a factory hemmed edge.

•                                          Purchase and Installation of carpet (matching existing Back of House) at Conference Room.

•                                          Floor mat at East Vestibule.

•                                          Stained concrete at East Vestibule.

•                                          Interior ceiling finishes as follows.

•                                          Painted roof deck at New Slot Area, New Live Gaming Area, Entertainment Bar Expansion, New East Entrance and Hallway in Shell Space.  Underside of roof deck in main Shell Space area shall be prime painted only.

•                                          Flat gypsum board at East Vestibule and New Restrooms.

•                                          Coffered gypsum board at New Poker Room and New High Limit Gaming.

•                                          Double-fascia gypsum board soffit at a portion of the perimeter of Gaming Area.  We have included approximately 260 linear feet of this type of soffit.

•                                          Acoustical ceiling tile at Card Storage, Stage Access, IT Toom, Electrical Room, Equipment Room Expansion and Conference Room.

•                                          Washable acoustical ceiling tile at New Entertainment Service Bar and New Service Bar.

•                                          Open grid at New Slot Area (four at 42’-0” x 24’-0” and one at 32’-0” x 24’-0”).

•                                          Formglas at Entertainment Bar Expansion and New Live Gaming Area.

•                                          Exterior wall finishes per “Elevations” from YWS dated July 28, 2006.

•                                          It is assumed that all interior finishes, light fixtures (other than wagon wheel chandeliers and spot lights at Casino floor), restroom fixtures, column wraps, faux finishes, bollards, pony walls, wall coverings, etc. and their associated vendors and suppliers shall be the same as those utilized in the original Diamond Jo Worth Casino.

•                                          Finishes at new Gaming Areas to be consistent with existing Casino.

•                                          Fire extinguishers with cabinets (6 each).

•                                          Signage as follows.

•                                          Exit signs.

•                                          Handicap parking signs.

•                                          ADA compliant restroom signs.

•                                          Occupancy placards.

•                                          All Formglas components to be dimensioned same as the existing Casino so that the manufacturer can re-use the previous forms.

•                                          Five (5) coat stain finish for Formglas.

•                                          Construction of the Silo per Request for Proposal #02 (dated September 9, 2005) from KGA Architecture.  We have included a pre-manufactured roof dome as manufactured by Hanson Silo in lieu of the roof structure shown in the RFP.

•                                          Permanent propane supply for the new addition shall be accomplished by extending service from the system in the existing Casino.

•                                          Wet fire sprinkler system.  We do not include a dry chemical system.

•                                          Snow-melt system sidewalk outside of East Vestibule including the stoop, steps and handicap ramps.  The existing manifold will be relocated from the current East Vestibule.  We do not include snow-melt at any other exterior doors.

•                                          Roof-Top HVAC Units as follows.

•                                          Four (4) each at 50 tons (includes 1 unit for Shell Space).  The East Vestibule, Restrooms in Shell Space and Conference Room in Shell Space will be served from a combination of these 50 ton units.

•                                          Roof curbs only for two (2) 50 ton units at Shell Space.

•                                          Fresh-Air HVAC Units as follows.  The New Poker Room and New High Limit Gaming will be served by Fresh-Air Units only and are not also served by Roof-Top Units.  We do not include the three (3) proposed Fresh-Air Units (including installation, controls, gas piping ductwork, painting of ductwork, roof curbs and electrical) that will serve the existing Casino.

•                                          Two (2) each at 6,600 CFM.

•                                          Relocating the two (2) existing 600-kW generators to the Electrical Yard contiguous to the propane tank farm and providing one (1) new 1,000-kW generator (includes 2 sections of automatic paralleling switchgear with 1 generator breaker and 4 feeder breakers) at the electrical Yard (see Attachment “A” - Site Utilization Plan).

•                                          Relocating the existing transformer to the Electrical Yard contiguous to the propane tank farm (see Attachment “A” - Site Utilization Plan).

•                                          Specialty (track) and Interior Design (columns sconces) light fixtures to match gaming floor at existing Casino.

•                                          Relocating existing chasing lights for the East Vestibule and “Porch”. We do not include providing any new chasing lights other than for Barn Element (included in Allowance for Barn Element) unless existing lights in the relocating process are damaged.

•                                          Relocating existing exterior mural lighting at east elevation.

•                                          Telephone/Data (Wiring by Design), Audio/Visual (Alpha Video; includes digital signage extension for progressive slots and two projection screens at Entertainment Stage Expansion) and Security/surveillance (C13) cabling and equipment.

•                                          Automatic card readers (6 each) with electric door strikes.

•                                          Please note the following clarifications regarding the shell space (shaded area on July 7 “Floor Plan”).

•                                          At the Basement areas, we include the topping slab directly on top of the precast only without any rigid insulation (except at wall framing see item below).

•                                          We include insulation and vapor barrier at exterior walls. We do not include sheetrock.

•                                          We do not include any floor (including VCT, carpet or tile), wall (including paint, wall coverings or tile) or ceiling (including paint, drywall or ACT) finishes other than for New Restrooms, Hallway, Conference Room, and priming of the Shell Space roof deck and structure.

                                                •              The New Conference room will also have HVAC (served by 50 ton roof-top unit for Shell Space), electrical and telecommunications wiring (2 jacks are included) and lighting.

                                                •              New stage area previously shown at east end of Meeting Room area (now Shell Space) is excluded.

                                                •              We include a 12” wide strip of topping slab under the exterior/separation wall framing only. These walls bear on the slab.

                                                •              We include one (1) motorized over head door and one (1) manual exterior sliding barn door.

                                                •              We include the New Restrooms and adjacent Hallway in the Shell Space. We include plumbing rough-in only for the Future Restroom Expansion.

                                                •              We include a Conference Room (approximately 400 square feet).

                                                •              We include a sprinkler system and fire alarm.

                                                •              We do not include Walker duct.

                                                •              We include construction grade temporary lighting.

The following Allowances are included as part of our Stipulated Sum proposal. These Allowances include all materials, sales tax, freight, unloading and handling, and labor and equipment required for installation.

	Barn Element (including structural and secondary framing, concrete topping slabs,
	roof deck on sloped surface, roof insulation on sloped surface, wall insulation,
	wall sheathing, wall siding, roofing, gutters and downspouts, soffits, doors,
	painting, louvers, ventilation, interior/exterior power or lights, and chasing
	lights as may be required for construction of the Barn Element)	$200,000.00
•	Landscaping (including trees, shrubs and other plantings, seed and sod, rocks
	and boulders, mulch, lawn irrigation, etc.)	$75,000.00
•	Faux Painting (including Veri-Tex, Murals, Exterior Billboards & Water Tower)	$350,000.00
•	Food Service Equipment	$400,000.00
•	Conduit for Soda and Liquor Lines	$15,000.00
•	Silo Power and Lighting	$100,000.00

The following items or notes are excluded as part of our Stipulated Sum proposal.

•                                          The following items will not be completed prior to the Substantial Completion and the project shall not be subject to Liquidated Damages as a result. Construction of these items will commence as soon as practically possible and shall be completed as soon as reasonably possible after Substantial Completion.

•                                          Landscaping.

•                                          Faux or other painting of the building exterior.

•                                          Parking lot striping.

•                                          Silo.

•                                          Any and all work inside of and/or west of the original Diamond Jo Worth Casino project including but not necessarily limited to the proposed west addition for New Food Service and Buffet, Casino-Hotel link, as well as miscellaneous renovations and modifications in the existing Casino such as the existing Back of House, the New Cage Station, Reworked Coffee Shop Entrance, Reworked Coat Check and Relocated Starbucks Storage area, with the exception that the old conference room will be converted to an electrical room expansion, administrative area modifications and the new conference room accessible from the Administration Area.

•                                          Security associated with the existing Casino, Owner’s employees, and Owner’s customers, vendors, and subcontractors shall be provided by Owner.

•                                          Builder’s Risk Insurance shall be provided by Owner in the same form as the original Diamond Jo Worth Casino project.

•                                          Any and all professional engineering and/or design services, including any required for exterior walls, ceiling systems, Barn Element and Silo,

•                                          Special provisions to allow for east customer entry.

•                                          Any and all work associated with modifications or upgrade to existing water and waste water treament systems if required.

•                                          Any and all work associated with additional traffic signalization, lighting, road work, etc. if required on or around Wheelerwood Road, County Road 105, the Owner controlled site south of County Road 105, etc., if required.

•                                          Removal, replacement, relocation or widening of drive north of Casino.

•                                          Sidewalks north of Column Line C/A.

•                                          New sanitary sewer service or lift stations for the East Expansion.

•                                          Provision of utility extensions of any kind for other future projects.

•                                          Well construction.

•                                          Base line staking services.

•                                          Soil borings err geotechnical analysis.

•                                          All testing services (including soil compaction, concrete strength and structural steel).

•                                          AISC certification for structural steel fabricator.

•                                          Millwork in Service Bars. If required, any shelving or countertops will be provided as part of the Allowance for Food Service Equipment.

•                                          EPDM or other roofing or insulation on the metal deck under Barn Element.

•                                          Providing a pump for the fire sprinkler system.

•                                          Fresh-Air Units (or other provisions for humidity control) serving existing Casino.

Please sign in the space provided below indicating your authorization and agreement and return one (1) originally signed copy for our files. We will provide insurance certificates immediately and follow with the AIA A101 Stipulated Sum contract as quickly as possible.

Sincerely,		Authorization and Agreement:

HENKEL CONSTRUCTION COMPANY		Diamond Jo Worth, LLC

By:	/s/ Scott A Sheller	By:	/s/ [Illegible]

Scott A Sheller, Director of Business Development		Date: August 8, 2006

ljw
encl.

cc: Mr. Kevin Fontenot

Attachment "A"

(Overlay on Pavement Removal Plan)

Henkel Construction Company

8/8/2006

Haul Road
Future contractor parking stalls
Hotel
Storag
Trailer
150 feet
Generators relocated
Transformer relocated
HOTEL UNDER CONSTRUCTION
Overlay of Hotel Staging

Note: Additional equipment area will be needed when setting steel and precast

Construction fence will follow the edge of the pavement removal where possible.

EXHIBIT “A”

INSURANCE, INDEMNIFICATION, BONDING & WAIVER OF SUBROGATION

OWNER:	DIAMOND JO WORTH, LLC

PROJECT:	Diamond Jo Worth Expansion Project - East Addition

CONTRACTOR:	Henkel Construction Company

CONTRACT DATE:	August 18, 2006

A.            CONTRACTOR’S LIABILITY INSURANCE:  The Contractor shall purchase and maintain such insurance as will protect itself and the Owner from claims set forth below, which may arise out of, or result from its operations under the Contract or its operations in connection with the Work, whether such operations be by itself or by any Subcontractor, Sub-subcontractor, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

1.               Claims under Worker’s or Workman’s Compensation Disability Benefit, and other Employee Benefits Acts;

2.               Claims for damages because of bodily injury, occupational sickness or disease, or death of its employees;

3.               Claims for damages because of bodily injury, sickness disease, or death of any person other than its employees;

4.               Claims for damages insured by usual Personal Injury Liability Coverage, which are sustained (1) by any person, as a result of an offense directly or indirectly related to the employment of such person by the Contractor, or (2) any other person.

5.               Claims for damages, other than to the Work, because of injury to, or destruction of tangible property.

6.               Claims for damages because of bodily injury or death of any person, or property damage arising out of ownership, maintenance, or use of any motor vehicle.

7.               Claims which could arise from the so-called “X, C & U” hazards.

8.               Claims which include the foregoing 1-7, but not limited thereto, which may occur while operations are being performed, and claims which may occur after operations are completed. The completed operations coverage shall remain in effect for a minimum of two (2) years after the date of the final completion of the Project.

B.             The Limits of Liability shall not be less than the following:

WORKER’S COMPENSATION	Statutory
Employer’s Liability — Each Coverage	$ 1,000,000.00
(A Waiver of Subrogation Endorsement is Required)

PRIMARY COMMERCIAL GENERAL LIABILITY
(A “Per Job” Aggregate Endorsement will be required)

Bodily Injury & Property Damage
- Each Occurrence	$ 1,000,000.00
- General Aggregate — This Job Only	$ 2,000,000.00

AUTOMOBILE
Including Owned, Non-Owned & Hired
Combined Single Limit or its Equivalent	$ 1,000,000.00

EXCESS/UMBRELLA LIABILITY
- Aggregate - This Job Only	$ 8,000,000.00

C.             The Contractor shall add the Owner and any of its affiliated entities, as Additional Insureds on all policies required above, except Workers Compensation which requires a Waiver of Subrogation. The Contractor shall be solely responsible for paying the cost of such insurance premiums. If requested by Owner, any Lender or other interested party shall also be included as an additional insured.

D.            The insurance required by this Exhibit “A” shall include Contractual Liability Insurance, applicable to the Contractor’s obligations hereunder.

E.              Prior to the commencement of any Work under this Agreement, the Contractor, at its sole cost and expense, shall furnish the Owner with certificates of insurance providing the Owner with evidence of the insurance coverages enumerated herein, pursuant to policies which shall be kept in full force and effect throughout the period specified with respect to each such policy. All insurance coverage required of the Contractor shall provide primary coverage and be non-contributory with any similar insurance maintained by the Owner.

F.              The Contractor shall make the original policies themselves available for inspection by authorized representatives of the Owner, Lender, and their agents, representatives, consultants and contractors at all reasonable times. The certificates required under this Subparagraph shall contain a provision that coverage afforded under the policies will not be canceled, altered, or amended, or not renewed until at least thirty (30) days prior written notice has been given to the Owner. This thirty (30) day notice requirement must also appear by endorsement to all Contractor’s and Subcontractor’s policies. The Contractor may also be required to submit copies of its insurance policies, complete, certified if requested, evidencing coverages required by this Agreement within thirty (30) days from the date of the Agreement. This is in addition to the requirement that the Contractor supply certificates of insurance. Insurance coverages must be provided in an acceptable format by insurance companies acceptable to the Owner.

G.            The following Conditions are to be noted:

1.               The Contractor shall require, or provide on behalf of its subcontractors and sub-subcontractors, insurance similar as to type of coverage to that required of the Contractor by the Owner but with lower limits as the Contractor deems appropriate. Failure of the Contractor to obtain evidence of coverage from its subcontractors and sub-subcontractors, consistent with that which is required, shall not relieve the Contractor of any of its responsibilities under this Exhibit “A”.

2.               The Owner makes no representations or warranties with respect to the extent or adequacy of the insurance protection required to be provided by the Contractor, and the Contractor and his Subcontractors shall satisfy themselves as to the coverage afforded by such policies. The furnishings of the insurance policies by the Contractor shall not limit, reduce or otherwise amend any of the obligations or liabilities of the Contractor expressed herein and elsewhere in the Contract Documents.

3.               In the event of any failure by the Contractor to comply with any of the provisions of this Exhibit “A”, the Owner may, at its option and without any obligation to do so, upon written notice to the Contractor, exercise all of its rights and remedies in the event of a default by the Contractor hereunder, including without limitation terminating this Agreement or suspending it until there is full compliance by the Contractor with this Exhibit “A”. Alternatively, but subject to the limitations contained herein below, the Owner may, but shall not be obligated to, contract for such insurance and the cost or premium of such insurance shall constitute a credit to the Contract Sum and the Contractor and Owner shall execute a Change Order pursuant to the appropriate section of the Contractor between Owner and Contractor for the purpose of deducting and excluding such cost or premium from the Contract Sum. If the Owner shall contract for such insurance, the Contractor shall nevertheless not be relieved of or excused from its obligation to obtain and maintain insurance coverage as set forth in the Exhibit “A”.

H.            BUILDERS RISK/COURSE OF CONSTRUCTION INSURANCE

1.               The Owner will purchase and maintain Builder’s Risk insurance to one hundred percent (100%) of the insurable value thereof. The policy will provide the standard coverage of Fire and Extended Coverage perils for physical loss or damage to the Project or materials delivered to the Site or in transit for installation into the structure. Theft coverage is not included nor is coverage for Contractor’s tools or equipment. The Contractors and Subcontractors shall be an insured on the Policy, as their interest may appear, and only to the extent. Contractor, Subcontractors and/or Sub-subcontractors shall be responsible for their proportionate share of any deductible amount assessed on any covered property loss. The deductible on the policy shall not excess the sum of five thousand and no/100 dollars ($5,000.00) per loss. The full loss, if any, will be adjusted with, and made payable to the Owner, as trustee for all insureds, as their interest may appear, subject to any rights of any Lender involved with the Project.

2.               If required in writing by a party in interest, the Owner, as trustee, shall upon the occurrence of any Builder’s Risk insured loss, give bond for the proper performance of its duties. It shall deposit in a separate account any money so received, and it shall distribute it in accordance with such agreement as the parties in interest may reach. If after such loss no other special agreement is made, replacement of damaged work shall be covered by an appropriate change order. The party in interest that requires the Owner, as trustee, to give bond for the proper performance of its duties, shall pay for such bond and associated costs.

3.               Any Contractor and/or Subcontractor or supplier who supplies materials for the Work shall be solely responsible for and pay for insuring the materials while stored off the Site and while the materials are in transit to the Site, until located at the Site. If material and equipment is to be paid for prior to being located at the Site, the Contractor and/or all subcontractors shall purchase and maintain insurance coverage on the materials in a format protecting the property regardless of its location for the “All Risks or Risk of Physical Loss” type perils which are to include Theft, Vandalism & Malicious Mischief. Any deductible clause chosen shall be the sole responsibility of the Contract and/or Subcontractor or supplier and be subject to the written approval of the Owner. This insurance shall be in a format acceptable to the Owner, and shall insure for the “Replacement Cost” of the materials, with no coinsurance applicable. The Owner shall be the Loss Payee on the policy, if so requested. Evidence of coverage acceptable to the Owner shall be provided by the Contractor or Subcontractor prior to payment being made by the Owner for the materials.

4.               Each Contractor and Subcontractor(s) is/are solely responsible for any and all equipment, tools, materials, and the like, which is/are used in performing the Work whether owned, leased, rented, borrowed or otherwise at all times and under all conditions.

5.               If the Owner finds it necessary to occupy or use a portion or portions of the Work prior to Substantial Completion, Owner shall provide proof of insurance for Owner’s operations acceptable to Contractor and such occupancy shall not be opposed by the Contractor or any Subcontractor and Sub-subcontractors nor any of their respective insurance company or companies providing any coverage on the job.

6.               Unless otherwise provided, the Builder’s Risk Insurance provided by the Owner shall remain in effect, without conditional restrictions, until final acceptance of the Contractor’s Work by the Owner, or until the Owner has placed the permanent insurance on the Work.

I.                 OWNER’S RIGHT TO OBTAIN INSURANCE

The Owner shall have the option, but not the obligation, to obtain and maintain any additional insurance in the types, coverages and/or amounts as they deem appropriate, at their own cost and expense. However, Contractor’s insurance as required by this Exhibit “A” shall at all times be primary and non-contributory to any coverage(s) purchased or maintained by the Owner.

J.              NO COVERAGE CHANGE

Any and all insurance policies required herein to be obtained by the Contractor shall provide that there shall be no modification, termination, expiration or non-renewal of such policies of insurance without at least thirty (30) day’s prior written notice to the Owner.

K.            WAIVER OF SUBROGATION

The Contractor hereby releases and waives any and all rights of subrogation against the Owner which, in the absence of this Exhibit “A”, would arise in favor of any insurance company insuring the Contractor against loss by fire, extended coverage, casualty and loss of any other type resulting from damage to or destruction of property and the Work or any portion thereof, or damage to or destruction of the property of the Contractor located on the Site, and the Contractor hereby releases and waives its right of recovery against the Owner for loss or damage to or destruction of the property the Work or any portion thereof, or in damage to or destruction of the property of the Contractor located on the Site, caused by fire or other hazards insured against by extended coverage or casualty insurance. The Contractor shall require of each Subcontractor, agreements written where legally required for validity, providing for similar waivers, each against each other.

L.             INDEMNIFICATION

1.               To the fullest extent permitted by law, the Contractor shall protect, indemnify, hold harmless and defend the Owner, and its agents, directors and employees, from and against all claims, damages, losses, and expenses, including, but not limited to, attorney’s fees, arising out of or which are alleged to arise out of or be connected with or resulting from the Work, including, without limiting the generality of the foregoing, all claims for Contractor’s breach of this Agreement, any claims brought by any party out of the actions arising by through or under the Contractor, its subcontractors, agents and employees, any claims, damages, loss or expense, which are attributable to bodily injury, sickness, disease or death, or for injury to, or destruction of tangible property, (other than to the Work), whether based upon or claimed to be based upon statutory, contractual, tort or other liability. Such obligations shall not be construed to negate, abridge, or otherwise reduce any right or obligation or indemnity, which could otherwise exist as to any party or person described in this Section “L” - Exhibit “A”. If any part of this provision is adjudged to be contrary to law, the remaining parts of this provision shall in all other  respects be and remain legally effective and binding. Moreover, this provision shall not be construed to eliminate or in any way reduce any other indemnification or right which the Owner has by law.

2.               The parties acknowledge that the Contractor shall control all construction means and methods and all safety procedures, and compliance with OSHA and/or any other laws and ordinances. The Contractor’s indemnity shall cover any matters arising as a result of construction means or methods or safety procedures since the Owner shall have no involvement with or responsibility therefore except for Work performed by Owner or Owner’s Contractors. This indemnity shall survive the termination of the

                        Agreement with respect to matters occurring on or before the date of such termination.

3.               In any and all claims against the Owner, and/or any of their agents or employees, by any employee of the Contractor, or any sub-subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable, the indemnification obligation under this Section “L” - Exhibit “A” shall not be limited in any way by any limitation or the amount or type damage, compensation, or benefits payable by, or for the Contractor, or any sub-subcontractor, under Worker’s Compensation Acts, Disability Benefits Acts, or other Employee Benefit Acts.

4.               The obligations of the Contractor under this Section “L” - Exhibit “A” shall not extend to the liability of the Architect, his agents or employees, arising out of (1) the preparation or approval of Maps, Drawings, Opinion, Reports, Surveys, Change Order, Designs, or Specifications, or (2) the giving of or failure to give directions or instruction by the Architect, his agents or employees, provided such giving, or failure to give, is the primary cause of the injury or damage.

M.          RIGHTS OF LIEN

1.               The Contractor hereby agrees that all of its rights of lien, whether conferred by statute or otherwise, with respect to all or any portion of the Work are subordinate to the lien of any mortgage and to the rights of any beneficiary under a deed of trust (and all advances secured thereby), now or hereafter encumbering all or any portion of the Work, given by the Owner to the Lender to secure construction or permanent financing for the Work, and the Contractor shall execute such documents effectuating such subordination as the Owner may require. The Contractor also agrees to obtain, for the benefit of Lender, similar subordination agreements, in form and substance satisfactory to the Owner and Lender, from all Subcontractors, Sub-subcontractors, material and equipment suppliers and other persons supplying labor and materials in connection with the Work.

2.               The Contractor is obligated to notify the Owner immediately if he becomes aware of the existence of any lien upon the Site or Work which is the result of Contractor’s Work (including Work performed by Contractor, Subcontractors, and Sub-subcontractors). Provided Contractor has been paid currently per the Contract Documents, Contractor shall remove such lien within ten (10) days of the attachment thereof, (unless the Owner otherwise consents in writing).

3.               The Contractor further agrees to indemnify and hold harmless the Owner and Lender, for, from and against any claim of lien, or liens, or both, for labor or service performed or materials supplied, or both, furnished or to be used on the Site.

N.            BONDING

Contractor shall furnish Bonds in the form required by the owner, covering the faithful performance of the Contract, and the payment of all obligations arising thereunder. These shall be in form of a 100% Performance, 100% Labor and Material Payment.